Exhibit 10.16

Danaher Corporation
Description of Non-Management Director Compensation Arrangements

Effective as of July 2013, each non-management director receives:

•	an annual cash retainer of $100,000, paid in four, equal installments following each quarter of service;

•
if a director attends more than twenty (20) Board and Board committee meetings in aggregate during a calendar year, such director will receive a cash meeting fee of $2,000 for each Board and committee meeting attended during such year in excess of such threshold, paid in aggregate following completion of such year;

•
an annual equity award with a target award value of $140,000, divided equally between options and RSUs. The stock options will be immediately exercisable upon grant. The RSUs will vest upon the earlier of (1) the first anniversary of the grant date, or (2) the date of, and immediately prior to, the next annual meeting of Danaher’s shareholders following the grant date, but the underlying shares are not issued until the earlier of the director’s death or the first day of the seventh month following the director’s retirement from the Board; and

•	reimbursement for Danaher-related out-of-pocket expenses, including travel expenses.

In addition, the chair of the Audit Committee receives an annual cash retainer of $25,000, the chair of the Compensation Committee receives an annual cash retainer of $20,000, the chair of the Nominating and Governance Committee receives an annual cash retainer of $15,000 and the lead independent director receives an annual cash retainer of $15,000, in each case paid in four, equal installments following each quarter of service.

Each non-management director can elect to defer all or a part of the cash director fees that he or she receives with respect to a particular year under the Non-Employee Directors’ Deferred Compensation Plan, which is a sub-plan under the 2007 Stock Incentive Plan. Amounts deferred under the plan are converted into a particular number of phantom shares of Danaher Common Stock, calculated based on the closing price of Danaher’s Common Stock on the date that such quarterly fees would otherwise have been paid. A director may elect to have his or her plan balance distributed upon cessation of Board service, or one, two, three, four or five years after cessation of Board service. All distributions from the plan are in the form of shares of Danaher Common Stock.